EXHIBIT 99.1

Sussex Bancorp Announces Common Stock Repurchase Program

ROCKAWAY, N.J., Feb. 26, 2015 (GLOBE NEWSWIRE) -- Sussex Bancorp (the "Company") (Nasdaq:SBBX), the holding company for Sussex Bank, announced that its Board of Directors has authorized a common stock repurchase program, which will become effective on February 27, 2015 (the "Repurchase Program"). Under the Repurchase Program, the Company may repurchase up to 233,000 shares of its outstanding common stock, or approximately 5.0% of its currently outstanding common stock. The Repurchase Program will expire on February 26, 2016, unless completed sooner or otherwise extended. Stock repurchases under the Repurchase Program may be made through open market and privately negotiated transactions at such times and in such amounts as the Company's management deems appropriate in accordance with applicable rules and regulations of the Securities and Exchange Commission. The timing and actual number of shares repurchased will depend on a variety of factors, including price, corporate and regulatory requirements and other market conditions.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its ten branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and Port Jervis, New York, and a loan production office in Rochelle Park, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company's website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on the Company's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company's efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company's assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

CONTACT: Anthony Labozzetta, President/CEO
         Steven Fusco, SEVP/CFO
         844-256-7328